                                                                [EXECUTION COPY]



                           ASSET PURCHASE AGREEMENT


                                  dated as of

                                March 15, 2002


                                     among


                                 JANTZEN INC.,

                                VF CANADA, INC.


                                      and


                        PERRY ELLIS INTERNATIONAL, INC.

                               TABLE OF CONTENTS

                               ________________

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
                             ARTICLE 1 Definitions


Section 1.01.  Definitions.................................................   1

                          ARTICLE 2 Purchase and Sale


Section 2.01.  Purchase and Sale...........................................   5
Section 2.02.  Excluded Assets.............................................   7
Section 2.03.  Assumed Liabilities.........................................   8
Section 2.04.  Excluded Liabilities........................................   9
Section 2.05.  Assignment of Contracts and Rights..........................   9
Section 2.06.  Purchase Price; Allocation of Purchase Price................  10
Section 2.07.  Closing.....................................................  10
Section 2.08.  2003 Inventory Value........................................  11

              ARTICLE 3 Representations and Warranties of Sellers


Section 3.01.  Corporate Existence and Power...............................  12
Section 3.02.  Corporate Authorization.....................................  12
Section 3.03.  Governmental Authorization..................................  13
Section 3.04.  Noncontravention............................................  13
Section 3.05.  Required Consents...........................................  13
Section 3.06.  Jantzen Subsidiary..........................................  13
Section 3.07.  Material Contracts..........................................  14
Section 3.08.  Litigation..................................................  15
Section 3.09.  Compliance with Laws and Court Orders.......................  15
Section 3.10.  Title and Permitted Liens...................................  15
Section 3.11.  Intellectual Property.......................................  15
Section 3.12.  Finders' Fees...............................................  16
Section 3.13.  Employees...................................................  16
Section 3.14.  Financial Statements........................................  17
Section 3.15.  Inventory...................................................  17

               ARTICLE 4 Representations and Warranties of Buyer

Section 4.01.  Corporate Existence and Power...............................  18
Section 4.02.  Corporate Authorization.....................................  18
Section 4.03.  Governmental Authorization..................................  18
Section 4.04.  Noncontravention............................................  18
Section 4.05.  Financing...................................................  18
Section 4.06.  Litigation..................................................  19
Section 4.07.  Finders' Fees...............................................  19
Section 4.08.  Inspections; No Other Representations.......................  19

                              ARTICLE 5 Covenants


Section 5.01.  Access to Buyer.............................................  20
Section 5.02.  Access to Sellers...........................................  20
Section 5.03.  Reasonable Best Efforts; Further Assurances.................  20
Section 5.04.  Certain Filings.............................................  21
Section 5.05.  Public Announcements........................................  21
Section 5.06.  WARN Act....................................................  21
Section 5.07.  Buyer License Agreement.....................................  21
Section 5.08.  Portland Office Facility Lease..............................  22
Section 5.09.  Seneca Facility Lease.......................................  22
Section 5.10.  Seneca Facility Purchase Option.............................  22
Section 5.11.  Option to Purchase Sewing Equipment.........................  23
Section 5.12.  Audited Financial Statements................................  23
Section 5.13.  Hilfiger License and Nike License...........................  23
Section 5.14.  Notice to Licensees.........................................  23
Section 5.15.  Intercompany Accounts.......................................  23
Section 5.16.  VF Corporation Guarantee....................................  24

                             ARTICLE 6 Tax Matters


Section 6.01.  Tax Definitions.............................................  24
Section 6.02.  Tax Matters.................................................  24
Section 6.03.  Tax Covenant................................................  24
Section 6.04.  Tax Cooperation; Allocation of Taxes........................  25
Section 6.05.  Tax Indemnification.........................................  26

                              ARTICLE 7 Employees


Section 7.01.  Employees...................................................  26

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
Section 7.02.  No Third Party Beneficiaries................................  28

                         ARTICLE 8 Transition Matters


Section 8.01.  Customer Negotiations.......................................  28
Section 8.02.  Systems Transition..........................................  29
Section 8.03.  Shared Employee Costs.......................................  29
Section 8.04.  Seneca Facility Cost Allocation.............................  31
Section 8.05.  Showroom Leases.............................................  33

                        ARTICLE 9 Conditions to Closing


Section 9.01.  Conditions to Obligations of Buyer and Sellers..............  33
Section 9.02.  Conditions to Obligation of Buyer...........................  33
Section 9.03.  Conditions to Obligation of Sellers.........................  33

                     ARTICLE 10 Survival; Indemnification


Section 10.01.  Survival...................................................  34
Section 10.02.  Indemnification............................................  34
Section 10.03.  Procedures.................................................  35

                           ARTICLE 11 Miscellaneous


Section 11.01.  Notices....................................................  36
Section 11.02.  Amendments and Waivers.....................................  37
Section 11.03.  Expenses...................................................  37
Section 11.04.  Successors and Assigns.....................................  37
Section 11.05.  Governing Law..............................................  37
Section 11.06.  Jurisdiction...............................................  37
Section 11.07.  WAIVER OF JURY TRIAL.......................................  38
Section 11.08.  Counterparts; Third Party Beneficiaries....................  38
Section 11.09.  Entire Agreement...........................................  38
Section 11.10.  Bulk Sales Laws............................................  38
Section 11.11.  Captions...................................................  38
Section 11.12.  Disclosure Schedules.......................................  39

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                                                                            Page
                                                                            ----

Schedules

Exhibit A -  Assignment and Assumption Agreement
Exhibit B -  Buyer License Agreement
Exhibit C -  Portland Office Facility Lease Agreement
Exhibit D -  Seneca Facility Lease Agreement
Exhibit E -  Notice to Licensees

                            ASSET PURCHASE AGREEMENT


     AGREEMENT dated as of March 15, 2002 among Jantzen Inc., a Nevada corporation ("Jantzen"), VF Canada, Inc., a corporation organized under the laws of Canada ("VF Canada" and, together with Jantzen, "Sellers"), and Perry Ellis International, Inc., a Florida corporation ("Buyer"),

                             W I T N E S S E T H :

     WHEREAS, Jantzen is the record and beneficial owner of all of the issued and outstanding shares of Jantzen Apparel Corp., a Delaware corporation ("Jantzen Subsidiary" and, together with Sellers, "VF Entities"), and certain other assets of the Business (as defined below);

     WHEREAS, Jantzen Subsidiary owns certain intellectual property rights used exclusively in the Business;

     WHEREAS, VF Canada is the owner of certain intellectual property rights used exclusively in the Business;

     WHEREAS, Sellers desire to sell the shares of Jantzen Subsidiary and certain assets of the Business and to transfer certain liabilities of the Business to Buyer, and Buyer desires to purchase the shares of Jantzen Subsidiary and certain assets of the Business and to assume certain liabilities of the Business from Sellers, upon the terms and subject to the conditions hereinafter set forth;

     The parties hereto agree as follows:


                                   ARTICLE 1

                                  Definitions

     Section 1.1.  Definitions.

       (a)  The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

     "Ancillary Agreements" means the Buyer License Agreement, Portland Office Facility Lease Agreement and Seneca Facility Lease Agreement.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement among Sellers and Buyer, in the form attached hereto as Exhibit A.

     "Business" means the business of (i) designing, manufacturing, marketing, selling and distributing of swimwear and sportswear as conducted currently or since 1992 by VF Entities and (ii) licensing by VF Entities of JANTZEN and associated brand names to third parties in connection with swimwear, apparel and related accessories manufactured, marketed, sold and distributed by such third parties.

     "Business Employee" means any person employed by Jantzen exclusively in connection with the Business.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Excluded Contracts" means the Lease Agreement dated May 19, 1998, as amended, between Dallas Market Center Company, Ltd. and Jantzen.

     "Hilfiger Lease" means a Lease Agreement dated January 3, 2000 between Tommy Hilfiger U.S.A., Inc. and Jantzen.

     "Hilfiger License" means the License Agreement dated January 3, 2000 between Tommy Hilfiger Licensing, Inc. and Jantzen.

     "Intellectual Property Right" means any trademark, service mark, trade name, domain name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "Knowledge of Sellers," "Sellers' Knowledge" or any other similar knowledge qualification in this Agreement means to the actual knowledge of (i) any employee of Jantzen who has the job title of "manager" or higher (i.e., any manager, any director, any vice-president or the president of Jantzen) or (ii) any officer of any Affiliate of Jantzen who has specific oversight responsibilities for any matters relating to the Business.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such property or asset.

     "Material Adverse Effect" means a material adverse effect on the business, assets or results of operations of the Business, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the women's swimwear and sportswear industries generally or (iii) changes in economic, regulatory or political conditions generally.

     "Nike License" means the License Agreement effective January 1, 1999 among NIKE, Inc., NIKE International Ltd. and Jantzen.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Sellers Employee Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) and which is maintained, administered or contributed to by Sellers or any of their ERISA Affiliates and covers any Business Employee.

     "Shares" means all of the outstanding capital stock of Jantzen Subsidiary.

     "Showroom Leases" means, collectively, (i) a Lease Agreement dated July 30, 1968, as amended, between 1411 Trizechahn-Swig LLC and Jantzen, (ii) a Lease Agreement dated January 10, 2001 between Miami International Merchandise Mart Realty, Inc. (doing business as Miami International Merchandise Mart) and Jantzen and (iii) the Hilfiger Lease.

     "2002 Season" means the products identified in the 2002 line plan by brand set forth in Schedule 1.01A hereto and activities related to such products.

     "2003 Season" means the products identified in the 2003 line plan by brand set forth in Schedule 1.01B hereto and, subject to Sections 2.05 and 5.13 with respect to the Nike License, the 2003 Nike catalog set forth in Schedule 1.01C hereto and activities related to such products.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act or any similar state or local law.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

     ____                                                     _______
     Term                                                     Section
     Allocation Statement                                       2.06
     Apportioned Obligations                                    6.04
     Assumed Liabilities                                        2.03
     Business Contracts                                         3.07
     Business Intellectual Property Rights                      3.11
     Business Licenses                                          3.07
     Buyer DC Plans                                             7.01
     Buyer License Agreement                                    5.07
     Closing                                                    2.07
     Damages                                                   10.02
     Employment Commencement Date                               7.01
     Employment Offer Date                                      7.01
     Employment Termination Date                                7.01
     Employment Transition Term                                 8.03
     Estimated 2003 Inventory Value                             2.08
     Excluded Assets                                            2.02
     Excluded IT Hardware Assets                                2.02
     Excluded Liabilities                                       2.04
     Final 2003 Inventory Statement                             2.08
     Income Tax                                                 6.01
     Indemnified Party                                         10.03
     Indemnifying Party                                        10.03
     Jantzen Subsidiary Licenses                                3.06
     Licensed Intellectual Property Rights                      3.11
     Office Personal Property                                   2.01
     Owned Intellectual Property Rights                         3.11
     Permitted Liens                                            3.10

     ____                                                     _______
     Term                                                     Section
     Portland Office Facility                                   5.08
     Portland Office Facility Lease Agreement                   5.08
     Portland Transferred Employees                             8.03
     Preliminary Transferred Employees                          7.01
     Purchase Price                                             2.06
     Purchased Assets                                           2.01
     Required Consents                                          3.05
     Season-End Requests                                        8.01
     Sellers DC Plans                                           7.01
     Sellers Licenses                                           3.07
     Seneca Additional Costs                                    8.04
     Seneca Complex                                             5.10
     Seneca Complex Purchase Option                             5.10
     Seneca Facility                                            5.09
     Seneca Facility Lease Agreement                            5.09
     Seneca Transferred Employees                               8.03
     Shared Employee Costs                                      8.03
     Showrooms                                                  2.01
     Systems Assets                                             2.01
     Tax                                                        6.01
     Taxing Authority                                           6.01
     Transfer Taxes                                             6.04
     Transferred Employee Schedule                              7.01
     Transferred Employees                                      7.01
     Transition Period                                          8.04
     2003 Inventory                                             2.01
     2003 Inventory Value                                       2.08
     Warranty Breach                                           10.02

                                   ARTICLE 2

                               Purchase and Sale

     Section 2.1. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of

Sellers' right, title and interest in, to and under the following assets owned, held or leased by Sellers and used exclusively in the Business (the "Purchased Assets"):

          (a)  the Shares;


          (b) subject to Schedule 8.02(a) for domain names, all Owned Intellectual Property Rights;

          (c) subject to Sections 2.05 and 5.13, all rights under the Hilfiger License and the Nike License, other than in connection with the 2002 Season and prior seasons;

          (d) subject to Section 2.01(e) with respect to monies due, all rights under the Business Licenses;

          (e) all monies relating to the Business Licenses that are due for any period following the period ended March 31, 2002;

          (f)  subject to Sections 2.05 and 5.13, the Showroom Leases;

          (g) all raw materials, work-in-process, finished goods, supplies and other inventories used or held for use exclusively in the conduct of the Business in connection with the 2003 Season which are current and first quality (the "2003 Inventory");

          (h) all rights relating to the 2003 Season of the Business and any subsequent period, including, without limitation, all rights to customer orders and receivables in connection therewith;

          (i) all archives, artwork and development and design work in the custody of VF Entities that are used or held for use exclusively in the Business;

          (j) subject to Section 5.02, all books, records, files and papers, whether in hard copy or computer format relating exclusively to the Business, except to the extent related to the Excluded Assets;

          (k) all marketing materials, customer lists, referral sources, advertising, promotional materials, studies and reports used primarily in the Business;

          (l) the office art work located in the Seneca Facility, the facilities at Portland, Oregon owned by Jantzen and the facilities leased pursuant to the Showroom Leases (the "Showrooms"), and the copy equipment, telephone equipment, office equipment, machinery, furniture, video equipment, computers and other items of tangible personal property contained at the Portland Office Facility other than (x) items relating to the maintenance of the facility and (y) the Excluded IT Hardware Assets (the "Office Personal Property");

          (m) subject to the terms of the transfer set forth in Section 8.02, all other assets to be transferred to Buyer pursuant to Section 8.02 (the "Systems Assets");

          (n) all claims of Sellers against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, and contingent or non-contingent; and

          (o) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

       Section 2.2. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of VF Entities (the "Excluded Assets") do not constitute a part of, and shall be excluded from, the Purchased Assets:

          (a) the cash and cash equivalents of VF Entities on hand and in banks;

          (b)  all bank accounts of VF Entities;

          (c) except for the monies described in Section 2.01(e), all receivables relating to the Business;

          (d) insurance policies relating to the Business and all claims, credits, causes of action or rights under such policies;

          (e) all of the Intellectual Property Rights owned by Sellers and their Affiliates other than the Owned Intellectual Property Rights;

          (f) subject to Section 5.02, all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of Sellers and their Affiliates, except for the minute books and corporate records of Jantzen Subsidiary;

          (g) subject to Buyer's option to purchase pursuant to Section 5.10, the real property described on Schedule 2.02(g);

          (h) all rights of Sellers arising under this Agreement or the transactions contemplated hereby;

          (i) all mainframe terminals, mainframe control units and the large scale printer located in the computer room of the Portland Office Facility (the "Excluded IT Hardware Assets");

          (j) other than the Purchased Assets, all assets owned, held or leased by Sellers and their Affiliates, including without limitation, all assets used or held for use in the conduct of the Business in connection with the 2002 Season and prior seasons and all equipment, machinery, furniture, fixtures and other items of tangible personal property used or held for use in the Business, except for the Office Personal Property and the Systems Assets; and

          (k) all rights relating to any Excluded Liability or any of the items set forth in clauses (a) to (j) above.

     Section 2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume the following liabilities (the "Assumed Liabilities"):

          (a   subject to Sections 2.05 and 5.13, all liabilities and
     obligations of VF Entities and their Affiliates under the Business Licenses, the Hilfiger License and the Nike License, other than those relating to the 2002 Season and prior seasons;

          (b   subject to Sections 2.05 and 5.13, all liabilities and
     obligations of VF Entities and their Affiliates under the Showroom Leases incurred for any period following the period ended March 31, 2002;

          (c   the purchase commitments set forth on Schedule 2.03(c), and all liabilities and obligations relating to or arising out of the conduct of the Business incurred after the Closing Date in connection with the 2003 Season or any subsequent period;

          (d   all costs, fees, expenses, liabilities and obligations relating to the transfer of any Systems Assets or any domestic or foreign trademark assignments or other filings needed as a result of the assignment of the Business Intellectual Property Rights from Sellers to Buyer, including without limitation, in connection with the change in ownership of Jantzen Subsidiary;

          (e   all other liabilities and obligations relating to the Purchased
     Assets that accrue after the Closing, including without limitation, liabilities and obligations arising under the Ancillary Agreements; and

          (f   Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations, each of which shall be paid in the manner set forth in Section 6.04 hereof.

     Section 2.4. Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Sellers of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Sellers (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Notwithstanding any provision in this Agreement to the contrary, Excluded Liabilities include:

          (a   any liability or obligation of Sellers, or any member of any consolidated, affiliated, combined or unitary group of which Sellers are or have been a member, for Taxes, other than Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations, each of which shall be paid in the manner set forth in Section 6.04 hereof;

          (b   except as provided in Section 7.01, any liability or obligation relating to employee benefits or compensation arrangements existing or incurred prior to the Closing Date with respect to any Business Employee;

          (c   except for any Assumed Liability, any liability or obligation relating to the conduct of the Business prior to the Closing, including without limitation, credits, chargebacks, vendor allowances, vendor returns, vendor rebates, customer returns, cooperative advertising and the subsequent liquidation of inventory relating to all seasons prior to the 2003 Season; and

          (d   any liability or obligation relating to an Excluded Asset.

     Section 2.5. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or Sellers thereunder. If such consent is not obtained, subject to Section 5.13, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

     Section 2.6. Purchase Price; Allocation of Purchase Price. (a The purchase price for the Purchased Assets (the "Purchase Price") is (i) $21,400,000.00 in cash plus (ii) an amount equal to the Estimated 2003 Inventory Value. The Purchase Price shall be paid as provided in Section 2.07 and shall be subject to adjustment as provided in Section 2.08.

     (b   As soon as practicable after the Closing, Buyer shall deliver to
Sellers a statement (the "Allocation Statement"), allocating the consideration (as that term is used for purposes of Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code. If within 20 days after the delivery of the Allocation Statement Sellers notify Buyer in writing that Sellers object to the allocation set forth in the Allocation Statement, Buyer and Sellers shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Sellers are unable to resolve such dispute within 20 days, Buyer and Sellers shall jointly retain a nationally recognized accounting firm (the "Accounting Referee") to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers.

     (c   Sellers and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including, without limitation filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).

     (d   Not later than 30 days prior to the filing of their respective Forms
8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

     Section 2.7. Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three business days, after satisfaction of the conditions set forth in
Article 9, or at such other time or place as Buyer and Sellers may agree. At the Closing:

          (a   Buyer shall deliver to Sellers the Purchase Price in immediately available funds by wire transfer to an account of Sellers with a bank in New York City designated by Sellers, by notice to Buyer, which notice shall be delivered not later than two business days prior to the Closing Date.

          (b Sellers and Buyer shall enter into the Assignment and Assumption Agreement, and, subject to the provisions hereof, Sellers shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

          (c   Sellers shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank.

          (d   Sellers and Buyer shall enter into the Buyer License Agreement, the Portland Office Facility Lease Agreement, the Seneca Facility Lease Agreement and, if applicable, an escrow agreement pursuant to Section 5.13.

          (e   Buyer shall cause a letter of credit to be issued or shall deposit $2,000,000 in an escrow account pursuant to an escrow agreement, in each case, pursuant to Section 5.13.

          (f   Buyer and Sellers shall each deliver documents reasonably
     requested by the other party relating to its existence and authority for this Agreement, all in form and substance reasonably satisfactory to the other party.

     Section 2.8. 2003 Inventory Value. (a) On a date that is no earlier than five business days prior to the Closing Date, Sellers shall have caused to be prepared and delivered to Buyer a statement setting forth their good faith estimate of the 2003 Inventory Value (the "Estimated 2003 Inventory Value"). The "2003 Inventory Value" means the actual cash cost to Sellers of the 2003 Inventory at the close of business on the day immediately prior to the Closing Date in accordance with generally accepted accounting principles.

     (b   No later than two business days following the Closing Date, Sellers shall cause to be prepared and delivered to Buyer a statement setting forth the 2003 Inventory Value (the "Final 2003 Inventory Statement"). Buyer and Sellers shall use commercially reasonable efforts to resolve in good faith any dispute regarding the amount of the 2003 Inventory Value. If the 2003 Inventory Value set forth in the Final 2003 Inventory Statement exceeds the Estimated 2003 Inventory Value, Buyer shall pay to Sellers, as an adjustment of the Purchase Price, in the manner as provided in Section 2.08(c), the amount of such excess. If the Estimated 2003 Inventory Value exceeds the 2003 Inventory Value set forth in the Final 2003 Inventory Statement, Sellers shall pay to Buyer, as an adjustment of the Purchase Price, in the manner as provided in Section 2.08(c), the amount of such excess. Any payment pursuant to this Section 2.08(b) shall be paid within five business days following the later of the delivery of the Final 2003 Inventory Statement or the resolution of any dispute regarding the amount of the 2003 Inventory Value.

     (c   Any payment pursuant to Section 2.08(b) shall be made at a mutually convenient place and within the specified time period by delivery by Buyer or Sellers, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party.

                                   ARTICLE 3

                   Representations and Warranties of Sellers

     Except as set forth in the disclosure schedules, Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof that:

     Section 3.1. Corporate Existence and Power. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own or use the assets being transferred to Buyer hereunder.

     Section 3.2. Corporate Authorization. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Sellers' corporate powers and have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement constitutes a legal, valid and binding agreement of Sellers enforceable against each of them in accordance with its terms.

     Section 3.3. Governmental Authorization. The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

     Section 3.4. Noncontravention. The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not, directly or indirectly, (i) violate the certificate of incorporation or bylaws or similar organizational documents of any Seller,
(ii) assuming compliance with the matters referred to in Section 3.03, violate, contravene or conflict with any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have a Material Adverse Effect, (iii) except as to matters which would not reasonably be expected to have a Material Adverse Effect and assuming the obtaining of all Required Consents, result in a breach of, constitute a default under or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which any VF Entity is entitled under any provision of any agreement, license, lease or other instrument or arrangement binding upon it or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

     Section 3.5. Required Consents. Schedule 3.05 sets forth each material agreement or other instrument binding upon any VF Entity requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the "Required Consents").

     Section 3.6. Jantzen Subsidiary. (a Jantzen Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own or use the assets being transferred to Buyer hereunder. Jantzen Subsidiary is duly qualified to do business as a foreign corporation and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers have delivered to Buyer true and correct copies of Jantzen Subsidiary's certificate of incorporation and bylaws.

     (b   The Shares were duly authorized and validly issued, fully paid and non-assessable. The Shares are owned by Jantzen, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding options, warrants, securities, purchase rights, subscription rights, conversion rights, exchange rights, agreements, commitments, or other rights to issue, sell or otherwise cause to become outstanding any Jantzen Subsidiary capital stock or securities convertible into or exchangeable for Jantzen Subsidiary capital stock.

     (c   Schedule 3.06 sets forth all license agreements between Jantzen
Subsidiary as licensor and third parties as licensees relating to the Business (collectively, the "Jantzen Subsidiary Licenses").

     (d   Jantzen Subsidiary conducts no business other than holding and managing Intellectual Property Rights that are used exclusively in the conduct of the Business. It owns no assets other than such Intellectual Property Rights. It does not own, directly or indirectly, any equity or similar interest in any Person. It is not a party to any agreement other than the Jantzen Subsidiary Licenses. It has no liabilities other than liabilities that constitute Assumed Liabilities.

     Section 3.7. Material Contracts. (a Schedule 3.07(a) sets forth all license agreements between Sellers as licensors and third parties as licensees relating to the Business (collectively, the "Sellers Licenses" and, together with the Jantzen Subsidiary Licenses, the "Business Licenses").

     (b   Schedule 3.07(b) sets forth all material contracts relating to the
Business that constitute the Purchased Assets or Assumed Liabilities, other than the Excluded Contracts (the "Business Contracts").

     (c   Each of the Business Contracts is a valid and binding agreement of the relevant VF Entity and is in full force and effect. None of the VF Entities or, to the knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any Business Contract, and, to the knowledge of Sellers, no circumstances exist nor event has occurred that, with notice or lapse of time or both, would constitute a material default thereunder, except for the failure to obtain any necessary consents in connection with the transactions contemplated by this Agreement and except for any such default that would not, individually or in the aggregate, have a Material Adverse Effect.

     (d   Since October 1, 2001, none of the VF Entities have offered or received prepayments of royalties or other fees due under the Business Licenses or modified the terms of any Business License except as set forth in Schedule 3.07(d).

     Section 3.8. Litigation. Except as disclosed on Schedule 3.08, there is no action, suit, investigation or proceeding (or to the knowledge of Sellers, any basis therefor) pending against, or to the knowledge of Sellers, threatened against or affecting, Jantzen Subsidiary, the Business Licenses or the Business as it relates to the Purchased Assets and the Assumed Liabilities before any court or arbitrator or any governmental body, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 3.9. Compliance with Laws and Court Orders. None of VF Entities is in violation of, or to the knowledge of Sellers, been given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree (nor to the knowledge of Sellers, is there any basis therefor) applicable to the Purchased Assets or the conduct of the Business as it relates to the Purchased Assets and the Assumed Liabilities, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.10. Title and Permitted Liens. VF Entities have good and marketable title to, or hold by valid lease or license, all of the Purchased Assets. Except for Liens created by, or arising as a result of the ownership of the Purchased Assets by Buyer, the Purchased Assets are free and clear of all Liens except:

          (i    Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

          (ii   mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; or

          (iii other Liens which would not have a Material Adverse Effect (clauses (i) - (iii) of this Section 3.10 are, collectively, the "Permitted Liens").

     Section 3.11.  Intellectual Property.   (a) Schedule 3.11 sets forth (x) a
list of all Intellectual Property Rights owned by VF Entities or their Affiliates and used or held for use primarily in the Business ("Owned Intellectual Property Rights") and (y) a list of all Intellectual Property Rights licensed by VF Entities or their Affiliates as licensees and used or held for use primarily in the Business ("Licensed Intellectual Property Rights" and, together with Owned Intellectual Property Rights, the "Business Intellectual Property Rights"). Except as disclosed on Schedule 3.11, a VF Entity is the sole owner of, with all right, title and interest in and to (free and clear of any Lien) the Owned Intellectual Property Rights.

     (b   All Business Intellectual Property Rights that are subject to such filing or registration have been filed or registered with the United States Patent and Trademark Office or equivalent governmental entity. Except as set forth on Schedule 3.11, there are no interferences, oppositions, cancellations or other contested proceedings pending, or to the knowledge of the Sellers threatened, in the United States Patent and Trademark Office or equivalent governmental entity, or any federal, state, local or foreign court, relating to any registration, grant, license or pending application with respect to any Business Intellectual Property Rights.

     (c   Schedule 3.11 sets forth a list of all licenses, sublicenses and other agreements as to which VF Entities or any of their Affiliates are a party and pursuant to which any Person is authorized to use any Business Intellectual Property Right.

     (d   Except as set forth on Schedule 3.11, (i) there is no action, suit investigation or proceeding (or to the knowledge of Sellers, any basis therefor) pending against, or to the knowledge of Sellers, threatened against or affecting the VF Entities, alleging that the use of the Business Intellectual Property Rights does or may infringe any Intellectual Property Right of any other Person,
(ii) to the knowledge of Sellers, there are no infringements by any other Person of the Business Intellectual Property Rights, and (iii) to the knowledge of Sellers, the use of the Business Intellectual Property Rights in connection with the Business, as currently being conducted, does not infringe the Intellectual Property Rights of any other Person.

     (e   No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement (other than any agreement constituting such Business Intellectual Property Right) materially restricting the use thereof by VF Entities with respect to the Business or materially restricting the licensing thereof by VF Entities to any Person.

     Section 3.12. Finders' Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission from any of the Sellers in connection with the transactions contemplated by this Agreement.

     Section 3.13. Employees. (a Sellers have made available to Buyer accurate summaries of each material Sellers Employee Plan.

     (b   The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Section 412(n) of the Code by reason of the failure of Sellers or their ERISA Affiliates to make timely installments or other payments required by such Section 412.

     (c   With respect to Business Employees, (i) neither Sellers nor their
Affiliates are a party to or subject to any union contract or collective bargaining agreement, (ii) there is no unfair labor practice complaint pending or, to the Knowledge of Sellers, threatened, before the National Labor Relations Board that would affect the Business in any material respect, (iii) no Seller is, or has been notified in writing that it will be, party to or subject to any proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment and (iv) each Seller is in compliance with all applicable laws, domestic or foreign, with respect to employment or employment practices, terms and conditions of employment and wages and hours, except for such non-compliance that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.14. Financial Statements. Schedule 3.14 sets forth the balance sheets as of December 31, 2001 and January 31, 2002 and the related statements of income and cash flows for the year ended December 31, 2001 and for the month ended January 31, 2002 for the Business. These financial statements reflect the consistent application of accounting principles throughout the applicable period, and were prepared from and are in accordance with the accounting books and records of the Business.

     Section 3.15.  Inventory.   All items included in the 2003 Inventory
consist of a quality and quantity usable, and, with respect to finished goods, saleable, in the ordinary course of the Business except for obsolete items and items of below-standard quality, all of which will be written off or written down to net realizable value on the books of Seller prior to the Closing Date. None of the Sellers are in possession of any inventory not owned by such Seller, including goods already sold. All of the 2003 Inventory has been valued at the lower of actual cash cost or net realizable value on a first in, first out basis. The quantities of each item of 2003 Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Business.


                                   ARTICLE 4

                    Representations and Warranties of Buyer

     Buyer represents and warrants to Sellers as of the date hereof that:

     Section 4.1. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Florida and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     Section 4.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

     Section 4.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

     Section 4.4. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not, directly or indirectly, (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate, contravene or conflict with any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby, (iii) except as to matters which would not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby, require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer is entitled under any provision of any agreement or other instrument or arrangement binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

     Section 4.5. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     Section 4.6. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 4.7. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 4.8. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Sellers have given Buyer complete and open access to the key employees, documents and facilities of the Business. Buyer acknowledges and agrees that the Purchased Assets are sold "as is" and Buyer agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Sellers make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.


                                   ARTICLE 5

                                   Covenants

     Section 5.1. Access to Buyer. On and after the Closing Date, Sellers will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, officers and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business (including, without limitation, in connection with the preparation by Buyer of any audited financial statements relating to the Purchased Assets that are required by Regulation S-X promulgated by the Securities and Exchange Commission); provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Sellers. Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

     Section 5.2. Access to Sellers. On and after the Closing Date, Buyer will afford promptly to Sellers and their agents reasonable access to its properties, books, records, employees and auditors (including, without limitation, the books, records, files and papers relating to the Business and the minute books and corporate records of Jantzen Subsidiary), to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Buyer. Sellers will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer or the Business provided to it pursuant to this Section.

     Section 5.3. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets.

     Section 5.4. Certain Filings. Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including, without limitation, with respect to the assignments and filings referred to in Section 2.03(d).

     Section 5.5. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange or the Nasdaq Stock Market, will not issue any such press release or make any such public statement prior to such consultation.

     Section 5.6. WARN Act. The parties agree to cooperate in good faith to determine whether any notice may be required under the WARN Act as a result of the transactions contemplated hereby. Buyer or its Affiliates shall be responsible for providing any notice or payment in lieu of notice that may be required under the WARN Act with respect to any Transferred Employees who accept their offer of employment with Buyer or its Affiliates. Sellers or their Affiliates shall be responsible for providing any notice or payment in lieu of notice that may be required under the WARN Act (and with respect to employees at the Portland Office Facility, shall provide Buyer with evidence of such), with respect to (i) any Business Employee who is not a Transferred Employee or (ii) any Transferred

Employee who does not accept his or her offer of employment with Buyer or its Affiliates; provided that, in the case of clause (ii), Buyer or its Affiliates have given Sellers or their Affiliates written notice of such Transferred Employee's non-acceptance within 5 days of such non-acceptance. If Buyer or its Affiliates fail to provide such notice to Sellers or their Affiliates and, as a result thereof, any liability is imposed on Sellers or their Affiliates, then Buyer or its Affiliates shall pay to Sellers or their Affiliates the amount of such liability.

     Section 5.7. Buyer License Agreement. Buyer or its subsidiary and Sellers shall on the Closing Date enter into a license agreement (the "Buyer License Agreement") substantially in the form attached as Exhibit B hereto, pursuant to which Sellers and their Affiliates shall be granted an exclusive right and license to use the Owned Intellectual Property Rights transferred to Buyer hereunder, subject to the rights of licensees under the Business Licenses, in connection with (i) the manufacture of women's swimwear and sportswear for the 2002 Season and (ii) the advertising, promotion, distribution and sale of the inventory of the Business relating to the 2002 Season and prior periods in the following manner: (A) through all regular retail channels until June 30, 2002,
(B) through off-price retail channels until January 31, 2003 and (C) through VF Factory Outlet stores until June 30, 2003. The granting of the license under the Buyer License Agreement shall be at no additional cost to Sellers and their Affiliates.

     Section 5.8. Portland Office Facility Lease. Buyer and Jantzen shall on the Closing Date enter into a lease agreement (the "Portland Office Facility Lease Agreement") substantially in the form attached as Exhibit C hereto, pursuant to which (i) Buyer shall lease Jantzen's office facility located at 411 NE 19th Avenue, Portland, Oregon (the "Portland Office Facility") on the terms and conditions set forth therein, including an initial rental fee of $35,000 per month and (ii) Jantzen shall be granted a license at no additional cost to use and occupy the Portland Office Facility, including the right to use any furniture, fixtures, furnishings and equipment contained therein and any facilities (including parking facilities) related thereto, to conduct the winding up of the Business in connection with the 2002 Season and prior seasons, to prepare financial statements for the fiscal year ended December 31, 2002 and to maintain the Portland Office Facility as set forth therein.

     Section 5.9. Seneca Facility Lease. Buyer and Jantzen shall on the Closing Date enter into a lease agreement (the "Seneca Facility Lease Agreement") substantially in the form attached as Exhibit D hereto, pursuant to which (i) Buyer shall lease Jantzen's distribution center facility located at 101 Mountain View Drive, Seneca, South Carolina (the "Seneca Facility") on the terms and conditions set forth therein, including a rental fee of $55,000 per month and (ii) Jantzen shall be granted a license at no additional cost to use and occupy the Seneca Facility, including the right to use any furniture, fixtures, furnishings and equipment contained therein and any facilities (including parking facilities) related thereto, to conduct the winding up of the Business in connection with the 2002 Season and prior seasons and to maintain the Seneca Facility as set forth therein.

     Section 5.10. Seneca Facility Purchase Option. For a period of 60 days following Closing, Buyer shall have the right to notify Jantzen in writing that it will purchase Jantzen's warehouse and distribution facilities located at 101 Mountain View Drive, Seneca, South Carolina (the "Seneca Complex") for a purchase price equal to $2,500,000 (the "Seneca Complex Purchase Option"). If Buyer exercises the Seneca Complex Purchase Option, Buyer will complete the purchase of the Seneca Complex for the purchase price set forth in its option exercise notice within 90 days after Seneca Complex Purchase Option is exercised, subject to normal real estate due diligence process, including but not limited to environmental reviews.

     Section 5.11. Option to Purchase Sewing Equipment. At such time when Jantzen no longer conducts Business at its sewing facility located at 335 NE 18/th/ Avenue, Portland, Oregon (the "Portland Sewing Facility"), Jantzen shall provide written notice to Buyer of such development. For a period of 30 days following the receipt of such notice, Buyer shall have the right to notify Jantzen in writing that it will purchase all (but not less than all) of the equipment contained in the Portland Sewing Facility at a price agreed to by the parties within such 30-day period. The closing of such purchase shall occur no later than 10 business days after such purchase option is exercised, and all of the equipment shall be removed from the Portland Sewing Facility as of the closing date of such purchase.

     Section 5.12. Audited Financial Statements. In the event Buyer's independent accountants determine that audited carve-out financial statements relating to the Purchased Assets and the Business for such periods as required by Regulation S-X (the "Audited Carve-Out Financial Statements") are required pursuant to Regulation S-X and other rules promulgated by the Securities and Exchange Commission, (i) at Buyer's request, Sellers shall (A) cause the Audited Carve-Out Financial Statements to be prepared by independent accountants in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and in compliance with the requirements of Regulation S-X or (B) assist in such preparation of the Audited Carve-Out Financial Statements and (ii) Buyer shall be responsible for all costs, fees and expenses relating to the preparation of the Audited Carve-Out Financial Statements.

     Section 5.13. Hilfiger License and Nike License. The parties agree to implement the actions set forth in Schedule 5.13 with respect to the Hilfiger License and Nike License.

     Section 5.14. Notice to Licensees. No later than two business days after the Closing Date, Sellers shall deliver to each licensee under the Business Licenses a notice, substantially in the form attached hereto as Exhibit E, advising such licensees that effective as of April 1, 2002, all monies due under the Business Licenses for any period following the period ending March 31, 2002 are to be paid to Buyer.

     Section 5.15. Intercompany Accounts. Sellers shall cause all intercompany accounts between Sellers or their Affiliates (other than Jantzen Subsidiary), on the one hand, and Jantzen Subsidiary, on the other hand, to be settled or cancelled prior to the Closing Date.

     Section 5.16. VF Corporation Guarantee. VF Corporation, a Pennsylvania corporation, hereby guarantees the full and punctual performance by Sellers of each and every obligation of Sellers under this Agreement including, without limitation, the performance of all of Sellers' indemnification obligations to Buyer hereunder.


                                   ARTICLE 6

                                  Tax Matters

     Section 6.1. Tax Definitions. The following terms, as used herein, have the following meanings:

     "Income Tax" means any Tax based on net income or net worth, including any income tax or franchise tax and any alternative or add-on minimum tax.

     "Pre-Closing Tax Period" means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

     "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

     Section 6.2. Tax Matters. Sellers hereby represent and warrant to Buyer that Sellers have timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset.

     Section 6.3. Tax Covenant. Sellers agree to join with Buyer to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to Jantzen Subsidiary, and to file such election in accordance with applicable regulations.

     Section 6.4. Tax Cooperation; Allocation of Taxes. (a) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request at no cost to the other party, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Sellers shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets or the Business.

     (b) All personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Sellers and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

     (c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Buyer and Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

     (d) Apportioned Obligations and Taxes described in Section 6.04(c) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 6.04(b) or
(c), as the case may be. Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under
Section 6.04(b) or (c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect
                               -------------------
from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     Section 6.5. Tax Indemnification. Sellers hereby indemnify Buyer against and agree to hold it harmless from (i) any Income Tax of Jantzen Subsidiary for any Pre-Closing Tax Period and (ii) any Tax imposed on Jantzen Subsidiary as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group of which VF Corporation is a member.

                                   ARTICLE 7

                                   Employees

     Section 7.1. Employees. (a) Buyer or its Affiliates shall make, no later than May 1, 2002 (the "Employment Offer Date"), an offer of employment to all Preliminary Transferred Employees set forth on a schedule to be delivered by Buyer to Sellers on the Employment Offer Date (such schedule, the "Transferred Employee Schedule" and such employees, the "Transferred Employees"). The employment of each Transferred Employee who accepts such offer of employment with Buyer or its Affiliates shall commence as of July 1, 2002 (the "Employment Commencement Date"). Schedule 7.01 sets forth a preliminary list of all Business Employees to whom Buyer expects to offer employment on the Employment Offer Date ("Preliminary Transferred Employees"). From the date hereof until the Employment Offer Date, Buyer agrees, as soon as practicable, to notify Sellers in writing of the names of no more than 20 Preliminary Transferred Employees who will not be Transferred Employees. Sellers may in their sole discretion terminate the employment of any Business Employee who is not a Preliminary Transferred Employee or any Preliminary Transferred Employee who is not a Transferred Employee.

     (b) Effective as of June 30, 2002 (the "Employment Termination Date") Sellers or its Affiliates shall amend, to the extent necessary, each of the defined contribution plans in which Transferred Employees participate (collectively, the "Sellers DC Plans") to cause the account balances of each Transferred Employee thereunder to vest as of the Employment Termination Date and to cause their active participation in the Sellers DC Plans to cease as of the Employment Termination Date. Sellers or their Affiliates shall take any steps necessary to permit such Transferred Employees to receive a distribution of their accrued benefits from each of the Sellers DC Plans as a result of the transactions contemplated hereby; provided that the terms of those plans and applicable law would permit such a distribution. On or following the Employment Commencement Date, one or more of the defined contribution plan(s) of Buyer or its Affiliates (collectively, the "Buyer DC Plans") shall (if elected by such Transferred Employees) accept individual rollovers in cash of such Transferred Employees' distributions from the Sellers DC Plans, subject to the terms and conditions of the Buyer DC Plans and applicable law.

     (c) Any Business Employee who is not a Transferred Employee and any Transferred Employee who does not accept his or her offer of employment with Buyer or its Affiliates (collectively, the "Non-Transferred Employees") shall be treated in accordance with the plans, policies and practices of Sellers or its Affiliates then in effect (including, if applicable, any severance practices). If any Non-Transferred Employee is employed by Buyer or its Affiliates during the period in which such Non-Transferred Employee is receiving severance payments from Sellers or their Affiliates, such severance payments shall be terminated as of the date of such employment. Buyer shall give written notice to Sellers of the employment of any such Non-Transferred Employee by Buyer or its Affiliates no later than the date such employment begins. Any such Non-Transferred Employee who is employed by Buyer or its Affiliates shall be treated in the same manner as Transferred Employees who accept their offer of employment with Buyer or its Affiliates for the purposes of Section 7.01(a), (b) and (c) with such modification to the date of effectiveness as appropriate for the circumstances.

     (d) Any Transferred Employee who accepts his or her offer of employment with Buyer or its Affiliates shall be treated in accordance with the plans, policies and practices of Buyer or its Affiliates then in effect (including, if applicable, any severance plans, policies or practices); provided that if such Transferred Employee (x) is terminated without cause or (y) is required to relocate from his or her place of employment as of the Closing Date and is terminated because he or she declines such relocation, then, in either case, (i) such Transferred Employee shall receive from Buyer or its Affiliates the greater of (A) the amount of severance set forth for such Transferred Employee on
Schedule 7.01 or (B) the amount of severance to which he or she is eligible pursuant to the severance plans, policies or practices of Buyer or its Affiliates in effect as of such termination date, (ii) such Transferred Employee shall be credited for service with both Sellers and Buyer or their Affiliates in the determination of such severance and (iii) Sellers or their Affiliates shall reimburse Buyer or its Affiliates the amount of such severance for any such termination that occurs within 12 months after the Closing Date, such reimbursement to be made within 15 days of payment of such severance to such Transferred Employee; and provided further that, in the case of clause (iii), Buyer or its Affiliates obtain from such Transferred Employee an executed written release of claims in a form approved by Sellers or its Affiliates, which approval shall not be unreasonably withheld. For the avoidance of doubt, neither Sellers nor their Affiliates shall be required to reimburse Buyer or its Affiliates pursuant to this Section 7.01(d) for any termination that takes place after 12 months of the Closing Date. The aggregate amount of reimbursement payable by Sellers or their Affiliates pursuant to this Section 7.01(d) shall be no more than 20% of the total severance amounts set forth on Schedule 7.01 for the Transferred Employees who accept their offer of employment with Buyer or its Affiliates.

     Section 7.2. No Third Party Beneficiaries. No provision of this Article 7 shall create any third party beneficiary or other rights in any Business Employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with either Sellers or Buyer or their respective Affiliates, and no provision of this Article 7 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Sellers Employee Plan or Buyer Employee Plan. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Sellers Employee Plan or Buyer Employee Plan.


                                   ARTICLE 8

                              Transition Matters

     Section 8.1. Customer Negotiations. (a) From the Closing Date until June 30, 2002, Sellers shall negotiate customer markdown and allowance requests relating to 2002 Season products shipped by Sellers prior to June 30, 2002 (the "Season-End Requests") in the ordinary course of business consistent with past practices of the Business. From and after July 1, 2002, Buyer shall negotiate such Season-End Requests and shall endeavor to resolve such Season-End Requests to the best reasonable outcome for Sellers in the ordinary course of business consistent with past practices of the Business.

     (b) Sellers and Buyer agree to diligently pursue a smooth transition between the 2002 Season and the 2003 Season and to act in good faith to jointly resolve issues which may arise with customers during this transition in the best interests of both Sellers and Buyer.

     Section 8.2. Systems Transition. (a) The parties agree to implement the systems transition at the Portland Office Facility as set forth in Schedule 8.02(a).

     (b) The parties agree to implement the systems transition at the Seneca Facility as set forth in Schedule 8.02(b).

     (c) Until September 30, 2002, Buyer shall have the right to copy all applicable data relating to the Purchased Assets from Sellers' computer systems used in the operation of the Business to Buyer's computer system. Sellers will cooperate in good faith with Buyer in connection with such action.

     Section 8.3. Shared Employee Costs. (a) For purposes hereof, "Shared Employee Costs" means, with respect to Transferred Employees during the Employment Transition Term, all costs incurred in connection with the Transferred Employees, including without limitation, the following costs that arise and are paid during the Employment Transition Term or are accrued with respect to a period during the Employment Transition Term, in each case in the ordinary course of business of the Business consistent with past practices (or, to the extent not consistent with past practices, with the advance written approval of the reimbursing party, which approval shall not be unreasonably withheld):

          (i) salary and wage costs of the Transferred Employees for each pay period (or pro rata portion thereof) during the Employment Transition Term, with such increases in salary or wage rates as are approved in advance in writing by the reimbursing party, which approval shall not be unreasonably withheld;

          (ii) any bonus, retention or similar payments made to the Transferred Employees during the Employment Transition Term, with the advance written approval of the reimbursing party, which approval shall not be unreasonably withheld; and

          (iii) the cost of group medical insurance and other benefits provided to the Transferred Employees for each pay period (or pro rata portion thereof) during the Employment Transition Term, with such adjustments in such rates, if any, incurred in the ordinary course of business;

provided that Shared Employee Costs shall not include (x) any costs, whether or not payable during the Employment Transition Term, attributable to any period prior to the Closing Date or after the Employment Transition Term or (y) any disability insurance, workers' compensation or similar costs relating to any illness, injury or death of a Transferred Employee; and provided further that the payment of any severance costs in respect of Transferred Employees shall be governed by Section 7.01(d).

     (b) All Shared Employee Costs incurred in connection with Transferred Employees located at the Portland Office Facility who accept their offer of employment with Buyer or its Affiliates ("Portland Transferred Employees") (i) during the period commencing with the Closing Date and until the later of June 30, 2002 and the date immediately preceding the date set forth on Schedule 8.03(b) for the applicable job function of such Portland Transferred Employees (such period, the "Portland Employment Transition Term") shall be Sellers' responsibility and (ii) from and after the later of July 1, 2002 and the date set forth on Schedule 8.03(b) shall be Buyer's responsibility.

     (c) All Shared Employee Costs incurred in connection with Transferred Employees located at the Seneca Facility who accept their offer of employment with Buyer or its Affiliates ("Seneca Transferred Employees") (x) during the period commencing with the Closing Date and ending on June 30, 2002 (the "Seneca Initial Transition Term") shall be Sellers' responsibility and (y) during the period commencing on July 1, 2002 and ending on the date on which the 2002 Season is completed or such earlier time as may be agreed to in writing by Buyer and Sellers (such period, the "Seneca Employment Transition Term" and, together with the Portland Employment Transition Term and the Seneca Initial Transition Term, the "Employment Transition Term"), shall be shared by Buyer and Sellers and their respective Affiliates in the following manner.

          (i) With respect to each monthly period ending after July 1, 2002, Buyer shall determine and provide to Sellers within five business days after the end of a fiscal month, (A) the number of units of 2002 Season products (the "Received 2002 Season Units") and the 2003 Season products (the "Received 2003 Season Units" and, together with the Received 2002 Season Units, the "Total Received Units") received at the Seneca Facility during such fiscal month, (B) the number of units of 2002 Season products (the "Shipped 2002 Season Units") and the 2003 Season products (the "Shipped 2003 Season Units" and, together with the Shipped 2002 Season Units, the "Total Shipped Units") shipped out of the Seneca Facility during such fiscal month, (C) the total amount of the Shared Employee Costs of the Seneca Transferred Employees working at the receiving department of the Seneca Facility (the "Total Receiving Labor Costs") incurred during such fiscal month and (D) the total amount of the Shared Employee Costs of the Seneca Transferred Employees working at the shipping department of the Seneca Facility (the "Total Shipping Labor Costs") incurred during such fiscal month.

          (ii) Sellers' share of the Total Receiving Labor Costs for each fiscal month shall be equal to (A) the Total Receiving Labor Costs for such fiscal month multiplied by (B) a fraction, the numerator of which is the Received 2002 Season Units received for such fiscal month and the denominator of which is the Total Received Units for such fiscal month.

          (iii) Buyer's share of the Total Receiving Labor Costs for each fiscal month shall be equal to (A) the Total Receiving Labor Costs for such fiscal month multiplied by (B) a fraction, the numerator of which is the Received 2003 Season Units for such fiscal month and the denominator of which is the Total Received Units for such fiscal month.

          (iv) Sellers' share of the Total Shipping Labor Costs for each fiscal month shall be equal to (A) the Total Shipping Labor Costs for such fiscal month multiplied by (B) a fraction, the numerator of which is the

     Shipped 2002 Season Units received for such fiscal month and the denominator of which is the Total Shipped Units for such fiscal month.

          (v) Buyer's share of the Total Shipping Labor Costs for each fiscal month shall be equal to (A) the Total Shipping Labor Costs for such fiscal month multiplied by (B) a fraction, the numerator of which is the Shipped 2003 Season Units for such fiscal month and the denominator of which is the Total Shipped Units for such fiscal month.

          (vi) All Shared Employee Costs of the Seneca Transferred Employees that are not included in the Total Receiving Labor Costs or the Total Shipping Labor Costs shall be treated as Seneca Additional Costs and allocated between Sellers and Buyer pursuant to Section 8.04.

     (d) Sellers shall reimburse (or shall cause one or more of their Affiliates to reimburse) Buyer for their share of any Shared Employee Costs incurred during the period commencing on July 1, 2002 through the end of the Employment Transition Term, such reimbursements to be made on a monthly basis no later than 10 business days following the end of each fiscal month in which the applicable Shared Employee Costs are incurred.

     Section 8.4. Seneca Facility Cost Allocation. (a) For purposes hereof, "Seneca Additional Costs" means all costs of the Business incurred at the Seneca Facility, including without limitation, shipping costs, office supplies and telephone expenses, but excluding (x) Shared Employee Costs, (y) the rental expenses of the Seneca Facility pursuant to the Seneca Facility Lease Agreement and (z) raw materials, work-in-process, finished goods, supplies or other inventories used or held for use in the conduct of the Business.

     (b) All Seneca Additional Costs incurred during the period beginning on the Closing Date and ending on the date on which the 2002 Season of the Business is completed (the "Transition Period") shall be shared by Buyer and Sellers and their respective Affiliates in the following manner.

          (i) Within five business days after the end of a fiscal month, Sellers shall determine and provide to Buyer with respect to each monthly period ending prior to July 1, 2002, and Buyer shall determine and provide to Sellers with respect to each monthly period ending after July 1, 2002,
     (A) the number of units of 2002 Season products (the "Warehoused 2002 Season Units") and the 2003 Season products (the "Warehoused 2003 Season Units" and, together with the Warehoused 2002 Season Units, the "Total Warehoused Units") warehoused at the Seneca Facility at the end of such fiscal month and (B) the amount of the Seneca Additional Costs incurred during such fiscal month.

          (ii) Sellers' share of the Seneca Additional Costs for each fiscal month shall be equal to (A) the Seneca Additional Costs incurred during such fiscal month multiplied by (B) a fraction, the numerator of which is the Warehoused 2002 Season Units for such fiscal month and the denominator of which is the Total Warehoused Units for such fiscal month.

          (iii) Buyer's share of the Seneca Additional Costs for each fiscal month shall be equal to (A) the Seneca Additional Costs incurred during such fiscal month multiplied by (B) a fraction, the numerator of which is the Warehoused 2003 Season Units for such fiscal month and the denominator of which is the Total Warehoused Units for such fiscal month.

      (c) Sellers shall be responsible for making all necessary payments relating to any Seneca Additional Costs incurred during the period commencing on the Closing Date through June 30, 2002, and Buyer shall reimburse (or shall cause one or more of its Affiliates to reimburse) Sellers for its share of any Seneca Additional Costs incurred during such period. Buyer shall be responsible for making all necessary payments relating to any Seneca Additional Costs incurred during the period commencing on July 1, 2002 through the end of the Transition Period, and Sellers shall reimburse (or shall cause one or more of their Affiliates to reimburse) Buyer for their share of any Seneca Additional Costs incurred during such period. In each case, such reimbursements shall be made on a monthly basis no later than 10 business days following the end of each fiscal month in which the applicable Seneca Additional Costs are incurred.

     Section 8.5. Showroom Leases. Subject to Sections 2.05 and 5.13 with respect to the facility leased under the Hilfiger Lease, Buyer hereby grants a license to Sellers, at no additional cost, to use and occupy the Showrooms, including the right to use any furniture, fixtures, furnishings and equipment contained therein and any facilities (including parking facilities) related thereto, to conduct the Business in connection with the 2002 Season.

                                   ARTICLE 9

                             Conditions to Closing

     Section 9.1. Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following condition: no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     Section 9.2. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by Sellers on or prior to the Closing Date and (ii) the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not in the aggregate have a Material Adverse Effect.

     Section 9.3. Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.


                                  ARTICLE 10

                           Survival; Indemnification

     Section 10.1. Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided that the representations and warranties contained in Section 3.13 and Article 6 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     Section 10.2. Indemnification. (a) Sellers hereby indemnify Buyer and its Affiliates against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) ("Damages") incurred or suffered by Buyer or any of its Affiliates arising out of:

            (i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a "Warranty Breach") or breach of covenant or agreement made or to be performed by Sellers pursuant to this Agreement; or


            (ii)  any Excluded Liability;

provided that with respect to indemnification by Sellers for any Warranty Breach pursuant to Section 10.02(a)(i), (A) Sellers shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $300,000 and then only to the extent of such excess and (B) Sellers' maximum liability for all such Warranty Breaches shall not exceed the Purchase Price.

       (b) Buyer hereby indemnifies Sellers and their Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Sellers or any of their Affiliates arising out of:

            (i) any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

            (ii)  any Assumed Liability;

provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to Section 10.02(b)(i), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warrant Breaches exceeds $300,000 and then only to the extent of such excess and (B) Buyer's maximum liability for all such Warranty Breaches shall not exceed the Purchase Price.

     Section 10.3. Procedures. (a) The party seeking indemnification under
Section 10.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

     (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

     (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.03,
(i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

     (d) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 10.02.


                                  ARTICLE 11

                                 Miscellaneous

     Section 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,
if to Buyer, to:   Perry Ellis International, Inc.
                   3000 N.W. 107th Avenue
                   Miami, Florida 33172
                   Attention: Timothy B. Page
                   Fax:  (305) 592-8495

with a copy to:    Broad and Cassel
                   201 South Biscayne Boulevard
                   Suite 3000
                   Miami, Florida 33131
                   Attention: Dale S. Bergman
                   Fax: (305) 373-9443


if to Sellers, to: VF Corporation
                   628 Green Valley Road
                   Greensboro, North Carolina 27408
                   Attention: Candace Cummings
                   Fax: (336) 547-7630
with a copy to:  Davis Polk & Wardwell
                 450 Lexington Avenue
                 New York, New York 10017
                 Attention: Peter Douglas
                 Fax: (212) 450-3800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 11.2. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.3. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 11.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     Section 11.5. Governing Law. Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     Section 11.6. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.8. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 11.9. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.10. Bulk Sales Laws. Buyer and Sellers hereby waive compliance by Sellers with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Sellers agree to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

     Section 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 11.12. Disclosure Schedules. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and
(ii) the disclosure by Sellers of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   PERRY ELLIS INTERNATIONAL, INC.


                                   By: /s/ George Feldenkreis
                                       --------------------------------
                                       Name: George Feldenkreis
                                       Title: Chief Executive Officer, Chairman
                                              of the Board

                                   JANTZEN INC.


                                   By: /s/ Stephen M. Fritz
                                       --------------------------------
                                       Name: Stephen M. Fritz
                                       Title: President


                                   VF CANADA, INC.


                                   By: /s/ Stephen M. Fritz
                                       --------------------------------
                                       Name: Stephen M. Fritz
                                       Title: President


                                   VF CORPORATION
                                        For the limited purpose of agreeing to
                                        its obligations under Section 5.16


                                   By: /s/ Candace S. Cummings
                                       --------------------------------
                                       Name: Candace S. Cummings
                                       Title: VP Administration and General
                                              Counsel

                                   By: /s/ Franklin C. Pickard
                                       --------------------------------
                                       Name: Franklin C. Pickard
                                       Title: VP and Treasurer